Fixed Overview Report: CSMC 07-3 prelim 5s

Summary of Loans in Statistical Calculation Pool (As of 3/12/2007 )		Range
Total Number of Loans	126
Total Outstanding Balance	$39,487,584
Average Loan Balance	$568,220	$ 392,829 to $ 1,400,000
WA Mortgage Rate	5.353%	4.750% to 6.000%
WA Original Term (months)	360	300 to 360
WA Remaining Term (months)	324	266 to 358
WA Age (months)	35	2 to 51
WA LTV	65.56%	27.00% to 83.53%
WA CLTV	68.25%	30.00% to 95.00%
WA FICO	762	650 to 818
Balloon	0.00%
California North	19.07%

California South	(ZIP : 90000 - 93600)	31.78%
Size (% of pool)	Jumbo/Super-Jumbo	100.00%
	Conforming (Size=C)	0.00%
Secured by (% of pool)	1st Liens	100.00%
	2st Liens	0.00%

Top 10 States CA 50.84% GA 5.59% FL 5.30% CO 5.05% VA 4.81% WA 4.52% UT 4.43% IL 4.10% TX 3.41% MD 3.26%	Top 10 Prop SFR 72.87% PUD 25.88% CO 1.25%	Doc Types FL 66.05% SS 6.68% RE 27.27%	Purpose Codes RT 53.20% P 29.99% CO 16.81%	Occ Codes P 97.40% S 2.60%	IO Loans 0 94.52% 120 5.48%

This  free writing prospectus is  not required  to contain all information that is required to be  included in the  base prospectus and the  prospectus supplement  that will be  prepared for the securities  offering to which  this free writing prospectus relates. This  free writing prospectus is  not an offer to  sell or a  solicitation of an offer to  buy these securities in any state  where such offer, solicitation or sale is  not permitted. The information in this free writing prospectus is  preliminary, and may be  superseded by an additional free writing prospectus provided to  you prior to the time  you enter into a contract of sale. This preliminary free writing prospectus is being  delivered to you solely to  provide you with  information about the  offering of the Certificates referred to in this preliminary free writing prospectus and to  solicit an offer to  purchase the  Certificates, when, as and if issued. Any such offer to  purchase made  by you will not be accepted and will not constitute a  contractual commitment by you to  purchase any of the Certificates  until we have accepted your offer to  purchase Certificates. We will not accept any offer by you to  purchase Certificates, and  you will not have any contractual commitment to  purchase any of the Certificates  until after you have received the  free writing prospectus provided to  you prior  to the  time you enter into a  contract of sale. You may withdraw your offer to purchase Certificates at any time prior  to our acceptance of your offer. Any legends, disclaimers  or other notices that may appear at the  bottom of the  email communication to which  this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2)  no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being  confidential are not applicable to these materials and should  be disregarded. Such legends, disclaimers  or other notices  have been automatically generated as  a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV
All	39,487,584.42	126	100.00	568,220.36	4.75	6.00	5.35	5.01	324	35	762	66
orig_balance
400000.01 =< ... < 500000.01	12,528,508.20	54	31.73	434,946.91	4.75	6.00	5.41	5.03	324	35	768	70
500000.01 =< ... < 600000.01	6,830,264.97	25	17.30	516,000.50	4.75	5.63	5.35	5.05	322	38	751	69
600000.01 =< ... < 700000.01	8,437,079.53	22	21.37	616,843.29	4.75	5.63	5.29	4.91	325	35	771	62
700000.01 =< ... < 800000.01	2,366,324.03	6	5.99	706,187.54	4.75	5.63	5.24	4.90	321	39	724	61
800000.01 =< ... < 900000.01	4,141,035.43	9	10.49	806,118.17	5.13	5.63	5.37	5.03	332	28	761	64
900000.01 =< ... < 1000000.01	2,962,239.71	5	7.50	920,066.81	5.00	5.63	5.24	5.02	325	35	759	59
1000000 =< ... < 1250000	1,189,342.37	3	3.01	953,425.51	5.50	5.63	5.53	5.28	319	41	783	55
>= 1250000.01	1,032,790.18	2	2.62	1,342,633.94	5.50	5.63	5.52	5.24	324	36	741	66
state TOP 10
CA	20,077,390.86	49	50.84	606,153.33	4.75	6.00	5.32	5.02	324	36	760	66
Other	3,435,165.87	13	8.70	546,397.62	4.75	5.63	5.28	4.80	326	34	762	64
GA	2,207,659.30	10	5.59	460,219.85	4.88	5.63	5.36	4.92	331	29	754	69
FL	2,091,317.60	6	5.30	539,577.60	4.75	5.63	5.05	4.73	320	40	750	56
CO	1,992,522.56	8	5.05	523,365.82	5.38	5.63	5.46	5.10	326	34	776	67
VA	1,900,186.30	9	4.81	531,750.04	5.50	5.63	5.53	5.28	323	35	755	55
WA	1,784,138.75	6	4.52	502,195.34	5.25	5.63	5.39	4.98	323	34	777	66
UT	1,749,215.82	3	4.43	599,251.74	5.38	5.38	5.38	4.87	327	33	743	76
IL	1,618,418.49	5	4.10	593,260.31	5.50	5.63	5.53	4.99	326	34	790	65
TX	1,344,553.13	8	3.41	567,417.85	5.38	5.63	5.57	5.32	326	34	776	71
MD	1,287,015.74	9	3.26	629,130.01	5.63	5.63	5.63	5.38	326	31	754	69
Orig_LTV
0 =< ... < 50.01	5,687,072.95	18	14.40	599,962.80	4.75	5.63	5.33	4.97	321	38	762	43
50.01 =< ... < 60.01	6,456,227.96	19	16.35	585,642.28	4.75	5.63	5.23	4.86	327	33	771	56
60.01 =< ... < 70.01	12,189,647.31	35	30.87	654,218.42	4.75	5.63	5.39	5.09	323	37	752	66
70.01 =< ... < 80.01	14,696,827.68	53	37.22	496,246.68	4.88	6.00	5.39	5.03	326	33	766	77
80.01 =< ... < 90.01	457,808.52	1	1.16	470,512.35	5.38	5.38	5.38	4.87	326	34	738	84
Curr_Rate
4.75 =< ... < 5	3,156,529.62	7	7.99	538,659.45	4.75	4.88	4.78	4.19	325	35	777	57
5 =< ... < 5.25	4,853,676.72	7	12.29	711,905.25	5.00	5.13	5.07	4.87	324	36	772	65
5.25 =< ... < 5.5	15,436,549.65	34	39.09	518,227.85	5.25	5.38	5.34	4.97	325	35	754	70
5.5 =< ... < 5.75	15,772,341.52	76	39.94	583,631.29	5.50	5.63	5.56	5.26	324	35	763	63
6 =< ... < 6.25	268,486.91	2	0.68	433,043.41	6.00	6.00	6.00	5.35	330	30	737	80
Property_Type
Condo	493,041.08	2	1.25	448,474.41	4.88	5.63	5.04	4.48	327	33	790	59
PUD	10,220,752.00	37	25.88	536,634.77	4.75	6.00	5.35	5.02	327	33	765	69
Single Family Residence	28,773,791.34	87	72.87	584,406.09	4.75	6.00	5.36	5.02	324	36	760	65
Purpose
Purchase	11,844,082.56	35	29.99	528,493.64	4.75	6.00	5.33	5.00	327	33	761	73
Refinance - Cashout	6,637,927.15	20	16.81	626,580.19	5.00	5.63	5.40	5.08	324	36	737	64
Refinance - Rate Term	21,005,574.71	71	53.20	571,364.56	4.75	5.63	5.35	5.00	323	36	770	62
Occupancy
Primary	38,459,983.09	122	97.40	563,195.36	4.75	6.00	5.35	5.01	324	35	762	65
Secondary	1,027,601.33	4	2.60	721,482.67	5.38	5.63	5.48	5.09	331	29	754	71
Orig_Term

This  free writing prospectus is  not required  to contain all information that is required to be  included in the  base prospectus and the  prospectus supplement  that will be  prepared for the securities  offering to which  this free writing prospectus relates. This  free writing prospectus is  not an offer to  sell or a  solicitation of an offer to  buy these securities in any state  where such offer, solicitation or sale is  not permitted. The information in this free writing prospectus is  preliminary, and may be  superseded by an additional free writing prospectus provided to  you prior to the time  you enter into a contract of sale. This preliminary free writing prospectus is being  delivered to you solely to  provide you with  information about the  offering of the Certificates referred to in this preliminary free writing prospectus and to  solicit an offer to  purchase the  Certificates, when, as and if issued. Any such offer to  purchase made  by you will not be accepted and will not constitute a  contractual commitment by you to  purchase any of the Certificates  until we have accepted your offer to  purchase Certificates. We will not accept any offer by you to  purchase Certificates, and  you will not have any contractual commitment to  purchase any of the Certificates  until after you have received the  free writing prospectus provided to  you prior  to the  time you enter into a  contract of sale. You may withdraw your offer to purchase Certificates at any time prior  to our acceptance of your offer. Any legends, disclaimers  or other notices that may appear at the  bottom of the  email communication to which  this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2)  no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being  confidential are not applicable to these materials and should  be disregarded. Such legends, disclaimers  or other notices  have been automatically generated as  a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV
300 =< ... < 312	101,202.30	1	0.26	404,809.21	5.63	5.63	5.63	5.38	266	34	778	48
336 =< ... < 348	106,579.82	1	0.27	426,319.29	5.63	5.63	5.63	5.38	308	35	739	79
348 =< ... < 360	363,464.07	3	0.92	484,618.75	5.63	5.63	5.63	5.38	314	34	775	73
360 =< ... < 372	38,916,338.23	121	98.55	572,816.37	4.75	6.00	5.35	5.01	325	35	761	66
Doc_Type
Full	26,081,842.29	74	66.05	567,070.18	4.75	6.00	5.33	5.01	323	36	758	67
Reduced (partial)	10,766,631.72	40	27.27	555,814.14	4.75	5.63	5.38	4.96	324	35	769	61
Stated / Stated	2,639,110.41	12	6.68	616,667.16	5.38	5.63	5.51	5.27	336	24	760	70
Fico
650 =< ... < 700	3,063,403.02	13	7.76	556,811.56	5.25	5.63	5.43	5.19	323	37	672	66
700 =< ... < 750	10,181,498.48	30	25.78	606,629.19	4.75	6.00	5.38	5.04	322	37	731	66
750 =< ... < 800	22,016,635.67	70	55.76	570,386.34	4.75	6.00	5.33	4.98	325	34	779	64
800 =< ... < 850	4,226,047.25	13	10.70	479,330.43	5.13	5.63	5.35	4.99	326	34	807	72
interest_only_period
0	37,323,085.70	121	94.52	559,274.71	4.75	6.00	5.35	5.00	323	36	762	65
120	2,164,498.72	5	5.48	784,704.97	5.38	5.63	5.45	5.19	342	18	754	74

This  free writing prospectus is  not required  to contain all information that is required to be  included in the  base prospectus and the  prospectus supplement  that will be  prepared for the securities  offering to which  this free writing prospectus relates. This  free writing prospectus is  not an offer to  sell or a  solicitation of an offer to  buy these securities in any state  where such offer, solicitation or sale is  not permitted. The information in this free writing prospectus is  preliminary, and may be  superseded by an additional free writing prospectus provided to  you prior to the time  you enter into a contract of sale. This preliminary free writing prospectus is being  delivered to you solely to  provide you with  information about the  offering of the Certificates referred to in this preliminary free writing prospectus and to  solicit an offer to  purchase the  Certificates, when, as and if issued. Any such offer to  purchase made  by you will not be accepted and will not constitute a  contractual commitment by you to  purchase any of the Certificates  until we have accepted your offer to  purchase Certificates. We will not accept any offer by you to  purchase Certificates, and  you will not have any contractual commitment to  purchase any of the Certificates  until after you have received the  free writing prospectus provided to  you prior  to the  time you enter into a  contract of sale. You may withdraw your offer to purchase Certificates at any time prior  to our acceptance of your offer. Any legends, disclaimers  or other notices that may appear at the  bottom of the  email communication to which  this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2)  no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being  confidential are not applicable to these materials and should  be disregarded. Such legends, disclaimers  or other notices  have been automatically generated as  a result of these materials having been sent via Bloomberg or another system.